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                                                                     Exhibit 5.1

August 10, 1999

Mylex Corporation
34551 Ardenwood Boulevard
Fremont, California  94555

         Re:    Registration Statement on Form S-8 for
                2,000,000 Shares of Common Stock Pursuant to the 1998 Stock Option and Incentive Plan

Ladies and Gentlemen:

       I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Mylex Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1993, as amended, of 2,000,000 shares of the Company's Common Stock (the "Common Stock"), issued or reserved for issuance under the Company's 1998 Stock Option and Incentive Plan (the "Plan").

       As your counsel, I have examined the Company's Certificate of Incorporation and Bylaws and the records of certain corporate proceedings and actions taken and proposed to be taken by the Company in connection with the sale and issuance of Common Stock under the Plan.

       Based upon the foregoing, and in reliance thereon, I am of the opinion that the shares of Common Stock being offered under the Plan, when issued in accordance with the provisions of the Plan and the stock option agreements to which such shares are subject, will be validly issued, fully paid, and nonassessable.

       I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Douglas Clark Neilsson

                                      Douglas Clark Neilsson
                                      General Counsel
                                      Mylex Corporation



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